================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                              PICO HOLDINGS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                               PICO HOLDINGS, INC.
                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



The Annual Meeting of Shareholders of PICO Holdings, Inc., a California corporation (the "Company"), will be held at the Museum of Contemporary Art, in the Coast Room, 700 Prospect Street, La Jolla, California 92037 on Monday, July 19, 1999 at 9:00 a.m. (PDT) for the following purposes:

1. To elect three directors, for which positions the Board of Directors has nominated John R. Hart, Ronald Langley, and John D. Weil, to serve for three years until the annual meeting of shareholders in the year 2002 and until their respective successors have been duly elected and qualified; and

2. To transact such other business as may be properly brought before the meeting and any adjournment thereof.

Shareholders of record at the close of business on June 4, 1999 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                       By Order of the Board of Directors


                                       /s/ Ronald Langley

                                       Ronald Langley
                                       Chairman of the Board

Dated:  June 11, 1999


TO ASSURE YOUR REPRESENTATION AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR BY VOTING IN PERSON AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES AND YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               PICO HOLDINGS, INC.
                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037



                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 19, 1999


The proxy accompanying this Proxy Statement is solicited by the Board of Directors of PICO Holdings, Inc., a California corporation (the "Company"), to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Museum of Contemporary Art, Coast Room, 700 Prospect Street, La Jolla, California 92037, at 9:00 a.m. (PDT) on Monday, July 19, 1999 and at any postponement or adjournment thereof. The date of this Proxy Statement is June 11, 1999, the approximate date upon which it was first mailed to shareholders. The proxy may be revoked by appropriate written notice at any time before it is exercised or by voting in person at the meeting.

GENERAL INFORMATION

A copy of the Company's Annual Report to Shareholders for 1998 accompanies this Proxy Statement. The Annual Report and these proxy solicitation materials were mailed on or about June 11, 1999 to all shareholders entitled to vote at the meeting.

As of June 4, 1999, the record date for the determination of shareholders entitled to vote at the Annual Meeting, 13,328,770 shares of Common Stock of the Company were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting, except for 4,380,779 shares held by subsidiaries of the Company, which may not be voted.

In voting for the election of directors, shareholders have cumulative voting rights. Accordingly, each shareholder may cumulate such voting power as such shareholder possesses and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distribute such shareholder's votes on the same principle among two or more candidates, as such shareholder sees fit. However, no shareholder is entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless at least one shareholder has given notice, at the Annual Meeting prior to the voting, of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

The proxy, if returned properly executed and not subsequently revoked by written notice delivered to the Secretary of the Company or by the shareholder voting in person at the Annual Meeting, will be voted in accordance with the choice made by the shareholder thereon. If a choice is not made with respect to the election of directors and authority to vote for directors is not withheld, the proxy will be voted for the election of directors as described under "Election of Directors." If cumulative voting is permitted in the election of directors at the Annual Meeting, the proxy holders shall have discretion as to the manner in which votes represented by the proxy are to be cumulated, unless the proxy indicates the manner in which such votes shall be cumulated.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions, and any shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote on a particular matter, as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 1998, with respect to the beneficial ownership of the Company's Common Stock entitled to vote by each person known by the Company to be the beneficial owner of more than 5% of Common Stock, and by each director, each Named Officer (as defined below) and all executive officers, former chief executive officers, and directors as a group. Except as otherwise indicated, each person has sole investment and voting power, subject to community property laws.



                                                                NUMBER OF SHARES AND NATURE          PERCENTAGE OWNERSHIP OF
       NAME AND ADDRESS OF BENEFICIAL OWNER                      OF BENEFICIAL OWNERSHIP (1)              VOTING SHARES
       ------------------------------------                      ---------------------------              -------------


Ronald Langley(2)(4)                                                        621,725                             6.0%

John R. Hart(3)(4)                                                          616,170                             5.9%

Robert R. Broadbent                                                          11,949                               *

Carlos C. Campbell                                                            -0-                                 *

S. Walter Foulkrod, III, Esq.                                                 2,904                               *

Richard D. Ruppert, MD (5)                                                    6,974                               *

John D. Weil (6)                                                            529,518                             5.1%

David A. Williams                                                            78,693                               *

Richard H. Sharpe (7)                                                        67,527                               *

Gary W. Burchfield (8)                                                       47,043                               *

James F. Mosier (9)                                                          47,303                               *

A. Judson Hill (10)                                                         100,000                               *

Sheila C. Ferguson (11)                                                       3,986                               *

Maxim C. W. Webb (12)                                                        29,409                               *

Executive Officers and Directors as a Group (14                           2,163,201                            20.8%
persons)


*Less than one percent (1%)

-------------------------

 (1)   Sole voting and investment power unless otherwise indicated.

 (2) Of these shares, 555,863 represent beneficial ownership of currently exercisable options. 551 shares are held in the Company's 401(k) Plan. Mr. Langley has been Chairman and a Director of GEC since September 5, 1995. He has been Chairman, and a Director of the Company since November 20, 1996.

 (3) Of these shares, 613,170 represent beneficial ownership of currently exercisable options. Mr. Hart has been President and CEO and a Director of GEC since September 5, 1995. He has been President and CEO and a Director of the Company since November 20, 1996.

 (4) Mr. Langley and Mr. Hart formerly had stock options, granted in 1995, to purchase shares of GEC; these shares were converted on December 17, 1998 into economically equivalent stock options to purchase shares of the Company. Mr. Langley and Mr. Hart each had 1993 call option agreements with GPG; in August 1998, the Company assumed GPG's obligations with respect to these 412,846 options. Mr. Langley exercised 57,307 of his call options in December 1998 and has 149,116 call options remaining. Mr. Hart has not exercised any call options and has 206,423 call options remaining.

 (5)   Dr. Ruppert shares voting and investment power with his wife.

 (6) Of these shares, 495,558 are owned by a partnership which Mr. Weil controls.

 (7) Of these shares, 60,119 represent beneficial ownership of currently exercisable options. In addition, 2,897 shares are held in the Company's 401(k) Plan.

 (8) Of these shares, 42,083 represent beneficial ownership of currently exercisable options. In addition, 805 shares are held in the Company's 401(k) Plan.

 (9) Of these shares, 42,083 represent beneficial ownership of currently exercisable options. In addition, 2,371 shares are held in the Company's 401(k) Plan.

 (10) Mr. Hill has beneficial ownership of 100,000 options to buy shares of the Company. Mr. Hill's options vest monthly over three years in equal increments beginning November 3, 1998.

 (11) Of these shares, 3,702 represent beneficial ownership of currently exercisable options. In addition, 284 shares are held in the Company's 401(k) Plan.

 (12) Of these shares, 29,177 represent beneficial ownership of currently exercisable options. In addition, 232 shares are held in the Company's 401(k) Plan.

                              ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Three directors of the Company are to be elected for terms ending at the Annual Meeting of Shareholders in the year 2002 or until their respective successors have been duly elected and qualified.

Unless otherwise instructed, the proxy holders named on the enclosed form of proxy intend to distribute the votes represented by proxies in such proportions as they deem desirable to elect a maximum of the three nominees named below or their substitutes. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the Annual Meeting, a substitute nominee will be selected by the Board of Directors. See "Stock Ownership of Certain Beneficial Owners and Management" for the number of shares of Common Stock beneficially owned by these nominees.

As a result of the resignation in April 1998 of a director whose term would have expired at the Annual Meeting of Shareholders in 2000, there currently exists one vacancy on the Company's Board of Directors. The Board of Directors has not nominated an individual for election at the 1999 Annual Meeting of Shareholders to fill this vacancy. A majority of the directors may nevertheless elect to fill this vacancy at any time in the future without shareholder approval. Notwithstanding the vacancy, proxies may not be voted for a greater number of persons than the number of nominees named.

The following table sets forth information regarding the nominees for election as directors and the other directors whose terms of office as directors will continue after the Annual Meeting, including their ages, a brief description of their business experience, certain directorships held by each of them and the year in which each became a director of the Company.


         DIRECTOR NAME                       BUSINESS EXPERIENCE                         AGE           SINCE
         -------------                       -------------------                         ---           -----

DIRECTORS WITH TERMS ENDING IN 2000:

S. Walter Foulkrod, III, Esq.    Attorney; owner of S. Walter Foulkrod, III &             57           1996
                                 Associates, Attorneys at Law, Harrisburg, PA,
                                 since 1994; President and Chairman of Foulkrod,
                                 Reynolds & Havas, PC, from 1984 to 1994;
                                 Director of Physicians since 1988.

Richard D. Ruppert, MD           Physician; President of Medical College of Ohio          68           1996
                                 from 1978 to 1993; President of American
                                 Society of Internal Medicine from 1992 to 1993;
                                 Director of Physicians since 1988.

DIRECTORS WITH TERMS ENDING IN 2001:

Robert R. Broadbent              Retail consultant since 1989; Chairman of                77           1996
                                 Higbee Company from 1984 to 1989; President,
                                 CEO, Director and Vice Chairman of the Higbee
                                 Company from 1979 to 1984; President and Chief
                                 Executive Officer of Liberty House - Mainland
                                 from 1976 to 1978; Chairman and CEO of Gimbel's
                                 from 1973 to 1976; Director of Physicians from
                                 1993 to 1995.

Carlos C. Campbell               President of C.C. Campbell & Company, Reston,            61           1998
                                 Virginia, since 1985; Director of Resource
                                 America, Inc., Fidelity Mortgage Funding, Inc.,
                                 and Passport Health.

David A. Williams                CEO of Beutel Goodman & Co. Ltd. From 1991 to            56           1998
                                 1995; President, Roxborough Holdings Limited,
                                 Toronto, Ontario since 1995; Director of Global
                                 Equity Corporation, Enhanced Marketing
                                 Services, Equisure Financial Network, FRI
                                 Corporation, Krystal Bond Corporation, Octagon
                                 Industries Ltd., Phoenix Duff and Phelps Corp.,
                                 Pinetree Capital Corporation, Micropulse Inc.,
                                 Radiant Energy Corporation, and Signature
                                 Brands Ltd.

NOMINEES STANDING FOR ELECTION FOR TERMS ENDING IN 2002:

John R. Hart                     President of Quaker Holdings Limited, an                 39           1996
                                 investment company, since 1991; Principal with
                                 Detwiler, Ryan & Company, Inc., an investment
                                 bank, from 1982 to 1991; Director of Physicians
                                 since 1993; President and CEO of Physicians
                                 since 1995; President and CEO and Director of
                                 Global Equity Corporation since 1995; Director
                                 of PC Quote, Inc; President and CEO and
                                 Director of the Company since 1996.

Ronald Langley                   Director and officer of Pacific Southwest                54           1996
                                 Corporation, a strategic investment company,
                                 from 1989 to 1992; Director of Physicians since
                                 1993; Chairman of Physicians since 1995:
                                 Chairman and Director of Global Equity
                                 Corporation since 1995; Chairman of Summit
                                 Global Management, Inc. since 1994; Director of
                                 PC Quote, Inc; Chairman and Director of the
                                 Company since 1996.

John D. Weil                     President, Clayton Management Company, a                 58           1996
                                 strategic investment company; Director of Todd
                                 Shipyards Corporation, Oglebay Norton Company,
                                 Southern Investors Service Company, Inc.,
                                 Allied Health Products, Inc., and Baldwin &
                                 Lyons, Inc.


COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee.

The Executive Committee currently consists of Messrs. Langley (Chairman), Hart, and Weil. The Executive Committee may exercise substantially all the powers vested in the Board of Directors except for certain actions as prescribed by California law.

The Audit Committee consists of Messrs. Ruppert (Chairman), Foulkrod, and Williams, none of whom has been or is an officer or employee of the Company. In 1998, this Committee met six times. The functions of the Audit Committee include reviewing the accounting principles and practices employed by the Company and its subsidiaries; meeting with the Company's independent auditors to review their reports on their audits of the Company's financial statements, their comments on the internal accounting controls of the Company and the action taken by management with regard to such comments; and recommending annually to the Board of Directors the appointment of the Company's independent auditors. The Audit Committee has the authority, in its discretion, to order interim and unscheduled audits and to perform such other duties as may be assigned to it from time to time by the Board of Directors.

The Compensation Committee (the "Compensation Committee") consists of Messrs. Weil (Chairman), Foulkrod, and Ruppert, none of whom was or is an officer or employee of the Company. The Compensation Committee met three times in 1998. The functions of the Compensation Committee include reviewing and approving the overall executive compensation program for officers of the Company and its subsidiaries, considering and approving individual executive officer compensation packages and recommending to the Board of Directors modifications of the compensation package for the Chief Executive Officer. The Compensation Committee's goals are to attract and retain key executives critical to the long-term success of the Company, to reward executives for the long-term success of the Company and the enhancement of shareholder value, and to integrate executive compensation with both annual and long-term financial results of the Company.

The Nominating Committee met one time in 1998. Its members consist of Messrs. Langley (Chairman), Ruppert, and Hart. The Committee will consider nominees recommended by shareholders; such recommendations must be submitted in writing to the Committee.

DIRECTORS' ATTENDANCE

In 1998, there were six meetings of the Board of Directors of the Company. All of the directors attended 75% or more of the aggregate of their respective Board of Directors and Committee meetings.

DIRECTORS' COMPENSATION

Directors who are not officers or employees of the Company or its subsidiaries receive a retainer of $15,000 per year, $1,000 for each Board and Committee meeting attended in person and $500.00 for each telephonic Board and Committee meeting attended. There is a limit of $4,000 per day in Board and Committee fees to any one director.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth information concerning the compensation for fiscal year 1998 of the (i) Chief Executive Officer of the Company (ii) the executive officers of the Company as of December 31, 1998 (Messrs. Langley, Hart, Sharpe, Burchfield, and Mosier are sometimes hereinafter referred to as "Named Officers"). Amounts under the caption "Bonus" are amounts earned for performance during the year including amounts paid after the end of the year.

                           SUMMARY COMPENSATION TABLE




                                                                                     Long-Term
                                                           Annual Compensation      Compensation
                                                           -------------------         Awards
                                                                                     -----------
                                                                                     Securities
                                                                                     Underlying
NAME AND PRINCIPAL POSITION                                                            Options            All Other
                                           Year        Salary            Bonus         (Shares)          Compensation
                                           ----        ------            -----         --------          ------------
Chief Executive Officer:
------------------------
John R. Hart(1) (2)                        1998       $800,000            -0-             -0-              $22,000(7)
  President and Chief                      1997       $800,000(3)         -0-             -0-                 -0-
  Executive Officer                        1996       $300,000         $450,000        175,347(4)             -0-


Executive Officers(2):
----------------------
Ronald Langley(5)                          1998       $800,000            -0-             -0-              $22,000(7)
  Chairman of the                          1997       $800,000(3)         -0-             -0-                 -0-
  Board of Directors                       1996       $300,000         $450,000        175,347(4)             -0-


Richard H. Sharpe(6)                       1998       $199,029            -0-             -0-              $22,000(7)
  Chief Operating Officer                  1997       $165,317         $ 18,340           -0-              $18,734(7)
                                           1996       $139,376         $ 28,000         60,119(4)          $14,362(7)


Gary W. Burchfield(8)                      1998       $164,640            -0-             -0-              $20,930(7)
  Chief Financial Officer                  1997       $135,000         $ 13,500           -0-              $15,618(7)
  And Treasurer                            1996       $102,170         $ 35,000         42,083(4)          $10,506(7)


James F. Mosier(9)                         1998       $126,910            -0-             -0-              $18,512(7)
  General Counsel                          1997       $113,017         $ 12,570           -0-              $12,796(7)
  and Secretary                            1996       $ 82,835         $ 27,000         42,083(4)          $ 8,497(7)


----------------------

 (1) Mr. Hart became President and CEO of the Company on November 20, 1996. Prior to that time he was President and CEO of Physicians since July 15, 1995.

 (2) Includes compensation received from Physicians prior to the Merger, as well as compensation received from the Company.

 (3) Mr. Langley and Mr. Hart were each compensated $533,328 by the Company for consulting services in 1997 in the areas of investment banking, investment portfolio analysis, and analysis of operations. In addition, Mr. Langley and Mr. Hart entered into consulting agreements with a subsidiary of Global Equity Corporation for annual compensation of $266,672 each for consulting services in the areas of investment banking, investment portfolio analysis, and analysis of operations. On December 31, 1997, Mr. Langley and Mr. Hart each signed employment agreements with the Company on terms substantially similar to the consulting agreements.

 (4) Options issued by Physicians prior to the November 1996 Merger under the Physicians Insurance Company of Ohio 1995 Non-Qualified Stock Option Plan and assumed by the Company upon the Merger. All options are fully vested.

 (5) Mr. Langley became Chairman of the Board of Directors of Physicians on July 15, 1995. He became Chairman of the Board of Directors of the Company on November 20, 1996.

 (6) Mr. Sharpe became Chief Operating Officer of Physicians on June 3, 1994. He became Chief Operating Officer of the Company on November 20, 1996.

 (7) Represents amounts contributed by the Company to the PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust. This retirement plan conforms to the requirements of the Employee Retirement Income Security Act.

 (8) Mr. Burchfield became Chief Financial Officer and Treasurer of Physicians on November 3, 1995. He became Chief Financial Officer and Treasurer of the Company on November 20, 1996.

 (9) Mr. Mosier became General Counsel and Secretary of Physicians in 1984. He became General Counsel and Secretary of the Company on November 20, 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR

Options to purchase 100,000 shares of the Company's Common Stock were granted during the year ended December 31, 1998 to A. Judson Hill, Executive Vice President, as shown in Stock Ownership of Certain Beneficial Owners in Management, footnote 10.

                 OPTION EXERCISES AND FISCAL 1998 YEAR-END VALUE

The following table provides information concerning options held as of December 31, 1998 by the persons named in the Summary Compensation Table. No options were exercised in 1998 by such individuals.

       AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                    Number of Securities Underlying              Value of Unexercised
                              Unexercised                        In-the-Money-Options
                          Options at 12/31/98                      At 12/31/98 (1)
                          -------------------                      ---------------

     NAME          EXERCISABLE       UNEXERCISABLE        EXERCISABLE       UNEXERCISABLE
     ----          -----------       -------------        -----------       -------------

Ronald Langley(2)    406,747              -0-                 -0-                -0-


John R. Hart(2)      406,747              -0-                 -0-                -0-


Richard H. Sharpe     60,119              -0-                 -0-                -0-


Gary W. Burchfield    42,083              -0-                 -0-                -0-


James F. Mosier       42,083              -0-                 -0-                -0-



----------------------


(1) Based on the closing price of the Company's Common Stock on December 31, 1998 on the Nasdaq National Market of $13.25 per share.

(2) In addition to these options shown above, Mr. Langley and Mr. Hart have a right to purchase shares of the Company under Call Option Agreements assumed by the Company in August 1998; see Stock Ownership of Certain Beneficial Owners and Management, footnote 4.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Weil and Foulkrod, and Dr. Ruppert, serve as members of the Compensation Committee. Mr. Langley and Mr. Hart have been directors and executive officers of GEC since September 5, 1995.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Mr. Langley and Mr. Hart each entered into employment agreements effective December 31, 1997 with the Company. Total compensation to Mr. Langley and Mr. Hart under these employment agreements is $800,000 each on an annual basis. These employment agreements include a change in control clause providing that if there is a change of control before December 31, 1999, the Company shall immediately pay each employee a total lump sum of $2.4 million and an amount equal to three times the highest annual bonus paid to the employee in the last three years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Langley and Mr. Hart entered into employment agreements with the Company, effective December 31, 1997, see Summary Compensation Table, footnote 3. In addition, Mr. Langley and Mr. Hart are entitled to receive 50% of the first $1 million of the profits of Summit Global Management, Inc. No compensation has been paid under this arrangement.

                      REPORT OF THE COMPENSATION COMMITTEE

This report of the Compensation Committee (the "Compensation Committee"), and the Stock Price Performance Graph set forth below, shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Securities Exchange Act of 1934, as amended (the "Exchange Act") except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

COMMITTEE MEMBERS

The three-member Compensation Committee of the Board of Directors is a standing committee composed entirely of outside Directors. Mr. Weil is the chairman and Mr. Foulkrod and Dr. Ruppert are the other members.

COMMITTEE FUNCTIONS

The Compensation Committee is responsible for assuring that all of the executive compensation programs of the Company are developed, implemented, and administered in a way that supports the Company's fundamental philosophy that a significant proportion of executive compensation should be effectively linked to company performance.

The Compensation Committee meets on a regularly scheduled basis. It reviews and approves the overall executive compensation program which includes both base pay and incentive compensation. It considers and approves individual executive officer compensation packages based on recommendations of the Company's Chief Executive Officer. It recommends, for the approval of the full Board, any modification to the compensation package of the Company's Chief Executive Officer.

EXECUTIVE COMPENSATION PHILOSOPHY

The Board of Directors of Physicians retained an independent compensation expert, William M. Mercer, Incorporated ("Mercer"). In 1996, Mercer conducted an analysis of marketplace executive compensation levels. The scope of Mercer's study covered the Company's Chairman and President and Chief Executive Officer. The objectives of Mercer's study were as follows:

- Analyze the scope, responsibilities and skill requirements of the jobs performed by Messrs. Langley and Hart and compare and contrast to comparable benchmark executive positions found in the marketplace.

- Develop an appropriate methodology for selecting comparable benchmark jobs, industry categories and a peer group of companies comparable to the Company in terms of business focus, industry classification and size; and competing for senior executives with the skills, expertise and talent demonstrated by the Company's top two executives.

- For the appropriate benchmark jobs, industry category and peer company group, collect information on marketplace compensation levels and practices from compensation surveys and peer company proxy statements. The companies included in the peer company group are not necessarily those included in the Nasdaq Insurance Stock Index. Determine the most relevant marketplace compensation levels and to compare actual Company compensation levels.

- Develop alternate approaches for structuring the total compensation package for the Company's top two executives, in terms of compensation elements to be used, the mix of total pay and how short and long term incentive compensation might be structured to accurately reflect performance.

Mercer's study recommended to the Compensation Committee a compensation strategy with the following objectives:

- To provide a total compensation package that:

  - is competitive with market rates for executives with similar skill, talent and job requirements.

  - is closely linked to the Company's strategy and the role of covered executives in building shareholder value through growing the book value and, ultimately, the market value of the Company.

- To retain critical executive talent by:

  - providing a reasonable and competitive level of current income (cash flow).

  - providing for loss of future incentive opportunity if an executive terminates employment before unrealized investment gains are realized.

- To link executive rewards to shareholder interests by:

  - tying incentive awards to growth in book value which ultimately translates into increased market price per share (as investments are liquidated for gains, and the Company grows earnings).

  - granting additional stock options in the future once current options are exercised or expire.

The Compensation Committee believes that to accomplish these goals, the executive compensation program should be based on three distinct components: base pay, annual incentives, and long-term incentives. The Company obtains industry and peer group surveys, and consults with independent experts, to evaluate the Company's executive compensation programs in comparison with those offered by its comparable competitors.

The Compensation Committee has considered amendments to the Internal Revenue Code denying deductions for annual compensation to certain executives in excess of $1 million, subject to certain exceptions. The Company's compensation structure has been such that it does not believe that it is likely that the $1 million cap will affect the Company in the near future. The Internal Revenue Service has issued proposed regulations which, among other things, provide for a transition period of three years for plans previously approved by shareholders. The Company is studying the proposed regulations, but has not yet determined what steps may be required or desirable with respect to its existing plans.

EXECUTIVE COMPENSATION PROGRAM

The features of the executive compensation program as recommended by Mercer and approved by the Compensation Committee are:

BASE COMPENSATION. A fixed rate, to be reviewed annually. Future adjustments will take into account movement in executive compensation levels, changes in job responsibilities, and the size of the Company.

INCENTIVE AWARDS. Based on growth of book value per share in a fiscal year. Awards are earned when a pre-determined threshold is surpassed. If book value per share of the Company exceeds this threshold, the incentive award is equal to 5% of the increase in book value per share multiplied by the number of shares outstanding at the beginning of the fiscal year. The threshold for 1998 is 19%.

In addition, the Board of Directors of Physicians granted options under the Physicians Insurance Company of Ohio 1995 Non-Qualified Stock Option Plan. The options granted under said option plan were designed to reinforce the relationship between the Company's future performance and the executive's potential future financial rewards. These options were assumed by PICO Holdings, Inc. on November 20, 1996. In line with this philosophy of providing incentives to Executive Officers, the Company agreed to convert the GEC options of said officers on an economically equivalent basis, to options to purchase shares of the Company effective with the close of the PICO/GEC Combination.

GOALS OF COMPENSATION COMMITTEE

The Compensation Committee attempts to align executive compensation with the value achieved by the executives for the Company's shareholders. The Company's compensation program for executives emphasizes a combination of base salary, discretionary bonuses, and stock options designed to attract, retain, and motivate executives who will maximize shareholder value. The Compensation Committee considers individual and Company performance, as well as compensation paid by comparable companies.

Executives also participate in other employee benefit programs, including health insurance, group life insurance, and the Company's 401(k) Plan.

DISCUSSION OF 1998 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

No bonus was paid with respect to the Company's performance in 1998. In 1997, the Compensation Committee recommended to the Board of Directors, and the Board of Directors accepted the recommendation, that it was appropriate for the CEO and the Chairman to be compensated as employees, rather than as consultants. Accordingly, effective December 31, 1997, the CEO and Chairman entered into employment agreements with the Company. The terms of these employment agreements are substantially similar to the terms of the consulting agreements.

As stated above, the Compensation Committee believes the interest of Company shareholders is best served by aligning the CEO's short-term compensation, over and above competitive fixed annual rate of pay, with an increase in the Company's book value per share which will ultimately be reflected in higher market values per share. Specifically, a threshold was set at 80% of the S&P 500's annualized total return for the five previous calendar years. For 1998, this threshold was approximately 19%. Since the increase in the Company's book value per share in 1998 was approximately 4.5%, and did not exceed the threshold, no bonus, i.e. short-term incentive, was payable for 1998.

The Compensation Committee awarded long term incentives in 1995 in the form of 175,347 non-qualified stock options at the then current market value. In addition, the Committee recommended that the CEO's options with GEC, initially granted in 1995, be converted on an economically equivalent basis to purchase shares of the Company upon consummation of the GEC/PICO transaction, December 16, 1998. Finally, the Committee recommended and the Board agreed that the Company assume in August 1998 GPG's obligations to the CEO and Chairman under November 1993 Call Option Agreements.

 The Committee believes that the compensation provided by this combination of fixed annual compensation, and short-term and long term incentives provides a mechanism to fairly compensate the CEO while providing the CEO with a strong incentive to maximize shareholder value.

August 3, 1998                       Compensation Committee


                                     John D. Weil, Chairman
                                     S. Walter Foulkrod, III, Esq.
                                     Richard D. Ruppert, MD

                          STOCK PRICE PERFORMANCE GRAPH

The graph below compares cumulative total return of the Company, the Nasdaq Insurance Stocks Index, and the Nasdaq Stock Market (U.S. Companies) for the period January 1, 1994 through December 31, 1998.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
           AMONG PICO HOLDINGS, INC., NASDAQ MARKET INDEX (U.S. COS.)
                        AND NASDAQ INSURANCE STOCK INDEX

                                                              FISCAL YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------------------------
                                                   1993     1994      1995      1996      1997      1998

PICO Holdings                                     $100.00    28.95     36.84     43.42     67.76     27.59
NASDAQ Market Index (Excluding ADRs)              $100.00    97.56    137.12    168.90    206.73    289.90
NASDAQ Insurance Stock Index                      $100.00   100.57    140.41    159.18    195.00    195.18

The graph assumes $100 was invested on January 1, 1994 in the Company's Common Stock, the Nasdaq Stock Market (U.S. Companies) Index, and the Nasdaq Insurance Stocks Index, and that all dividends were reinvested. The performance of PICO Holdings, Inc. stock on this graph represents the historical performance of shares of Citation Insurance Group, which was renamed PICO Holdings, Inc. on November 20, 1996. It does not represent the historical stock performance of Physicians Insurance Company of Ohio.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based on a review of the copies of these reports received by the Company and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filing requirements have been complied with on a timely basis for the fiscal year ended December 31, 1998.

                          INDEPENDENT AUDITORS OF PICO

Deloitte & Touche LLP was the Company's independent auditing firm for fiscal year 1998 and has been appointed as the Company's independent auditing firm for fiscal year 1999. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have the opportunity to make any statements they desire, and will be available to respond to appropriate questions from shareholders.

                             SOLICITATION OF PROXIES

The Board of Directors is not aware of any matters other than those specifically stated in the Notice of Annual Meeting which are to be presented for action at the meeting. However, should any further matter requiring a vote of the shareholders arise, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

The cost of this solicitation of proxies is being borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may use the services of one or more directors, officers or other regular employees of the Company (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally and by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse such firms or persons for reasonable expenses actually incurred by them in so doing.

                       SHAREHOLDER NOMINATION OF DIRECTORS

Nominations other than those made by the directors of the Company must be in writing and be delivered or mailed to the Secretary of the Company not less than 35 days prior to the Annual Meeting. Such nominations must include the information regarding each nominee required by the Bylaws of the Company. Nominations not made according to these procedures will be disregarded.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices no later than January 7, 2000, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                       By Order of the Board of Directors


                                       /s/ Ronald Langley

                                       Ronald Langley
                                       Chairman of the Board
June 11, 1999

PROXY                                                                      PROXY

                               PICO HOLDINGS, INC.
                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037

  PROXY FOR ANNUAL MEETING OF SHAREHOLDERS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Hart and James F. Mosier, or either of them acting alone, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent, and to vote as designated below, all the shares of Common Stock of PICO Holdings, Inc. (the "Company") held of record by the undersigned on June 4, 1999 at the Annual Meeting of Shareholders to be held at the Museum of Contemporary Art, Coast Room, 700 Prospect Street, La Jolla, California 92037 on Monday, July 19, 1999 at 9:00 a.m. (PDT), and at any adjournment thereof.


          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE



                  (Continued and to be signed on reverse side)


-------------------------------------------------------------------------------

                              PICO HOLDINGS, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [X]


                                                                 FOR  WITHHOLD  FOR ALL
1. Election of Three Directors, to Serve for Three-Year          ALL    ALL      EXCEPT    2. In their discretion, the above named
   Terms until the Annual Meeting of Shareholders in 2002.                                    Proxies are authorized to vote upon
   NOMINEES: John R. Hart, Ronald Langley, John D. Weil          [ ]    [ ]       [ ]         each other item of business as may
                                                                                              properly come before the meeting or
                                                                                              any adjournment thereof.

-------------------------------------------------------------                              THIS PROXY, WHEN PROPERLY EXECUTED, WILL
(To withhold authority to vote for an individual nominee,                                  BE VOTED IN THE MANNER DIRECTED HEREIN,
strike a line through the nominee's name in the list above.)                               IF NO DIRECTION IS MADE, THIS PROXY WILL
                                                                                           BE VOTED FOR THE PROPOSAL LISTED ABOVE.

                                                                                                    -------------------------------
                                                                                                    (Signature)

                                                                                                    -------------------------------
                                                                                                    (Signature if held jointly)

                                                                                                    Dated:
                                                                                                          -------------------------

                                                                           Please sign exactly as your name(s) appears on your
                                                                           stock certificate. If such stock is held by joint
                                                                           tenants, both persons should sign. When signing as
                                                                           attorney, executor, administrator, trustee or guardian,
                                                                           please note your title as such. If the stock is
                                                                           registered in the name of a corporation, please sign in
                                                                           the corporation's name by the president or any other
                                                                           authorized officer. If the stock is registered in the
                                                                           name of a partnership, please sign in the partnership's
                                                                           name by an authorized person.




------------------------------------------------------------------------------------------------------------------------------------
                                                        FOLD AND DETACH HERE

                                     EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING IN PERSON,
                                  YOU ARE URGED TO SIGN AND MAIL THIS PROXY IN THE RETURN ENVELOPE
                                       SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.